Exhibit 23

Consent of Independent Registered Public Accounting Firm

The Board of Directors

Darden Restaurants, Inc.

We consent to the incorporation by reference in the Registration Statements on Form S-8 (No. 33-92702 and No. 333-124363) of Darden Restaurants, Inc. of our report dated October 24, 2008, with respect to the statements of net assets available for benefits of the Darden Savings Plan as of April 30, 2008 and 2007, the related statements of changes in net assets available for benefits for the years then ended, and the related supplemental schedules, which report appears in the April 30, 2008 annual report on Form 11-K of Darden Restaurants, Inc.

/s/ KPMG LLP

October 24, 2008
Orlando, Florida
Certified Public Accountants